CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 18, 1998 appearing on page 33 of Pennsylvania Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 31,1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
June 2, 1998